Exhibit 10.2

Purchase Agreement among Senior Scientific LLC, Edward R. Flynn, Ph.D., and Manhattan Scientifics, Inc.

This Purchase Agreement (“Agreement”), dated as of May 31, 2011, is made by and among Senior Scientific LLC, a New Mexico limited liability company having a place of business in Albuquerque, NM (“SS”), Edward R. Flynn, Ph.D. ("Dr. Flynn") and Manhattan Scientifics, Inc., a Delaware corporation having a place of business in New York, New York (“MSI” and together with SS and Dr. Flynn, the “Parties”).

1.	Background.

1.1.
SS is a limited liability company, wholly owned by Dr. Flynn, established for the development of technology generally related to detection of biological materials, including detection and treatment of cancer, with application to other areas of biology as well.

1.2.
SS and Dr. Flynn have previously assigned to Scientific Nanomedicine, Inc. (“SNMI”) all interest in technology generally related to detection of biological materials, including detection and treatment of cancer, with application to other areas of biology as well, as set forth in the Technology Transfer Agreement between Senior Scientific LLC and SNMI (the “Transfer Agreement”); which Transfer Agreement has been provided to MSI and acknowledged by MSI.

1.3.
MSI, SS, SNMI and Dr. Flynn, on February 8, 2010, entered into an Acquisition Option Agreement (“Option Agreement”) for the purchase of SNMI, including all IP assigned to SNMI under the Transfer Agreement.

1.4	MSI advances technologies with potential world-changing impact to the threshold of commercialization by following the principles of purpose, dedication and cooperation.

1.5
MSI desires to acquire SS for purposes of raising capital and securing partnerships with industry leaders suitable for successful commercialization of the technology, and Dr. Flynn desires to sell SS to MSI.

Inconsideration of the premises and of the covenants, representations, warranties and agreements herein contained, the Parties have reached the following agreement:

2.	Definitions. The following terms shall have the meanings set forth below.

2.1.	Assigned IP. Assigned IP as defined in the Transfer Agreement.

3.	Acquisition of SS.

3.1
SS Purchase Price. Dr. Flynn hereby agrees to transfer, or cause the transfer, to MSI, and MSI, in reliance on the representations and warranties contained herein, and subject to the terms and conditions of this Agreement, agrees to purchase all of the membership interests in SS for a total purchase price of 1,000 shares of the restricted stock of MSI (the “SS Purchase Price”).

3.2
Transfer of Interests and Terms of Payment. MSI shall issue to Dr. Flynn or his designee restricted shares equal to the SS Purchase Price.  Simultaneously with the payment of the SS Purchase Price, Dr. Flynn shall deliver to MSI the Assignment of Limited Liability Company Interest transferring the ownership of SS (the “Merger”).

3.3	Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place on or before 5:00 P.M. EST on May 31, 2011 (the “Closing Date”).

4.	Representations, Warranties and Covenants.

Exceptas disclosed in a disclosure letter (the “Disclosure Letter”) required to be delivered pursuant to this Agreement, which is deemed to constitute an integral part of this Agreement, the Parties make the following representations.

4.1.
Each of MSI and SS represents and warrants to the other that it is a corporation (in the case of MSI) or limited liability company (in the case of SS) duly organized, validly existing, and in good standing under the laws of its state of incorporation or organization, having a place of business as set forth above, that it has the power and authority to enter into this Agreement and that all corporate and other action required to be taken on behalf of such party to authorize the execution and delivery of this Agreement and to carry out the transactions contemplated herein, has been duly and properly taken and no consent is required from any other party.

4.2.
Each of Dr. Flynn and SS represents and warrants that Dr. Flynn is the sole owner of 100% of the membership interests of SS, and that no other party has any rights to any shares or other ownership interest in SS, and that Dr. Flynn has complete and sole authority to transfer the membership interests of SS, and that such shares shall be fully paid and nonassessable.

4.3.
Each of Dr. Flynn, SS and MSI represents and warrants that it has disclosed to the other Party any written or electronic mail communications actually received by it which alleges it has violated or, by conducting its obligations as currently proposed under this Agreement, would violate, any of the Intellectual Property rights of any third party.

4.4.
Other than as disclosed to MSI in a disclosure letter dated as the date hereof, each of SS and Dr. Flynn represents that, to its actual knowledge, it owned and had the right to assign the Assigned IP as set forth in the Transfer Agreement; and that it obtained its rights fully in accordance with applicable laws, rules and regulations; and that it has not granted any licenses or other rights to any of the Assigned IP (except for reserved rights to the US government in developments made under US government grants); and covenants that it shall not grant any licenses or other rights to any of the Assigned IP (except for reserved rights to the US government in developments made under US government grants).  MSI, Dr. Flynn and SS acknowledge that SS and Dr. Flynn have not searched for patents owned or patent applications filed by others that may be similar to the Assigned IP and, accordingly, neither SS nor Dr. Flynn warrants that exercise of the Assigned IP does not or will not infringe on patent or other rights of other parties.

4.5
Dr. Flynn represents that SS has good and marketable title in all personal property owned by them, in each case free and clear of all liens.  The assets, listed in the Disclosure Letter, comprise all of the assets, properties and rights of every type and description, used in, or necessary to, the conduct of the Business and are adequate to conduct the Business as it is currently conducted.

4.6.
Dr. Flynn represents that (a) the financial statements provided to the Seller, and included in the Disclosure Letter, fairly represent the financial position of SS and (b) SS has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and Dr. Flynn has no knowledge of a tax deficiency, either asserted or threatened.

4.7
Dr. Flynn represents that SS is not a party to, or bound by, any contract, arrangement, commitment or understanding (whether written or oral) that is to be performed after the date of this Agreement, other than (a) the Lease Agreement between the Regents of the University of New Mexico that currently expires on May 31, 2011 and (b) the obligation to prepare research reports for the National Institutes of Healrh before April 1, 2012.  Dr. Flynn shall prepare and submit the research reports before the due dates.

4.8	Dr. Flynn and MSI shall enter into a consulting agreement as a condition precedent to the completion of the Merger.

4.9	Each Party to this Agreement hereby intends and agrees to take all reasonable actions to cause the Merger to qualify as a reorganization within the meaning of Section 368 of the Code.

4.10
From and after the Closing Date, to the extent reasonably requested, the Parties shall assist and cooperate with each other in the preparation of any tax returns, audits or government reports.  Further, from and after the Closing Date, the Parties shall, upon reasonable request, make available all information, records and documents reasonably available which are necessary for the preparation of tax return, audit or government report or resolution of any dispute.

4.11
MSI shall, before the Closing Date, name a registered agent in New Mexico and establish a new registered office in New Mexico.  The registered agent shall be Gerald Grafe at his address in Corrales, New Mexico.

5.	Miscellaneous.

5.1.
Further Assurances. Each Party hereby agrees to execute and deliver any further assignments and other documents as the other Party reasonably believes to be necessary to effect the provisions of this Agreement, or other enjoyment of the rights granted to such other Party hereunder.

5.2.
Force Majeure. The parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous. Dr. Flynn's death or disability shall not void the obligations of MSI under this Agreement.

5.3.	Headings. The headings of the articles, paragraphs, and clauses used in this Agreement are included for convenience only and are not to be used in interpreting or construing this Agreement.

5.4.
Governing Law. This Agreement and all disputes concerning its execution, formation, interpretation, performance, breach, termination, validity, or enforceability shall be governed by and interpreted and enforced in accordance with the laws of the United States of America and the State of New Mexico, without regard to any principles of conflicts of law. In any action brought arising out of this Agreement, including without limitation any action to enforce the terms of this Agreement or to recover damages from a breach of this Agreement, but not including actions against third parties for infringement of IP rights, the parties agree to the exclusive jurisdiction and venue of the state court of general jurisdiction and, if appropriate, to a federal court sitting in the state of New Mexico, and agree that neither party shall raise any objection to such personal jurisdiction or venue.

5.5.
Trademarks and Publicity. No party shall use any trademark of any other party without first obtaining express written permission from the other. No party shall make any public disclosure, including press releases, disclosing the business relationship of any of the parties hereto or any aspect thereof or identifying the other party, without the express written permission of the party to be identified. MSI, Dr. Flynn and SS will cooperate in drafting a joint press release announcing the signing of this Agreement, and on other joint press releases from time to time. Neither party shall disclose specific terms of this Agreement, without the prior consent of the other party or to the extent required by applicable law or regulation, in which case the parties shall discuss the claimed lawful or regulatory duty before making disclosure of all or any part of this Agreement.

5.6.
Dispute Resolution. Any disputes arising from or related to this Agreement shall be addressed and resolved in three phases. First, an offended party shall notify the other parties in writing of the events or occurrences that give rise to a dispute. Within ten days of the actual receipt of the notice, responsible representatives of the parties shall meet and, in good faith, attempt to address and resolve the dispute through negotiation. If the negotiations fail to resolve the dispute, the parties shall jointly select a mediator and, within twenty days of the failed negotiations, participate in mediation at a location within the State of New Mexico selected by the mediator. Unless otherwise agreed by the parties, the mediation shall conclude within forty-five days of the receipt of the initial notice required under this paragraph. If the parties fail to resolve fully their dispute through mediation, then any party may file a lawsuit against another party.

5.7.
Attorney's Fees. In the event legal proceedings arising out of or relating to this Agreement are initiated by either party against the other, the substantially prevailing party shall be entitled to recover its reasonable expenses and costs, including attorneys’ fees.

5.8.
Waiver. No claim or right arising out of a material breach of this Agreement can be discharged in whole or in part by a waiver of the claim or rights unless it is in writing and signed by the aggrieved party.

5.9.
Notices. All notices and other communications required herein shall be in writing and shall be either delivered personally or be sent by certified mail, postage prepaid, return receipt requested. Items delivered personally shall be deemed delivered one day after dispatch; items sent by certified or registered mail shall be deemed delivered three (3) days after mailing. The addresses of the parties for purposes of this provision are:

5.9.1.	MSI: ChiefExecutive Officer ManhattanScientifics, Inc. 405 Lexington Avenue, 27th Floor New York, New York

5.9.2.	SS and Dr. Flynn: Edward Flynn, sole member of Senior Scientific LLC 11109 County Club Drive N.E. Albuquerque, New Mexico 87111

5.10.
Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto, and shall supersede the terms and conditions of any and all prior agreements (including the Option Agreement), understandings, promises, representations, and writings made by either party to the other concerning the subject matter and the terms and conditions hereof. No subsequent modification, amendment, or extension of this Agreement or any of the terms and conditions hereof shall be of any force or effect unless it is in writing and signed by a duly authorized officer or representative of each of the parties.

5.11.
Severability. The unenforceability, invalidity, or illegality of any provisions of this Agreement shall not render the other provisions unenforceable, invalid, or illegal. Any unenforceable, invalid, or illegal provision shall be severed from this Agreement only to the extent to make the resulting provision enforceable, valid, and legal.

5.12.	Counterparts. This Agreement may be executed in counterparts with the same force and effect as if all signatures appeared on the same document.

5.13.
Good Faith. The parties also promise at all times during the business relationship established by this Agreement to execute and fulfill their contractual obligations in good faith, and they, and each of them, expressly promise at all times to treat each other fairly. All parties have had opportunity to review this Agreement with counsel of their choice, and no provision shall be construed for or against either party due to the identity of the party drafting such provision.

INTENDING TO BE LEGALLY BOUND, THE PARTIES, THROUGH THEIR AUTHORIZED AGENT(S), HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST EXPRESSED ABOVE.

Senior Scientific LLC

/s/ Edward R. Flynn
Edward R. Flynn, Ph.D., sole member

Manhattan Scientifics, Inc.

/s/ Edward R. Flynn	/s/ Emmanuel Tsoupanarias
Edward Flynn, Ph.D., an individual	Emmanuel Tsoupanarias, CEO